Exhibit 16.1

August 16, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read Item 4.01 of Form 8-K of Central Bancorp, Inc. dated August 16, 2010, expected to be filed with the Securities and Exchange Commission on August 16, 2010 and are in agreement with the statements concerning our Firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

CATURANO AND COMPANY, INC.
Boston, Massachusetts